PRINCIPAL FAMILY OF MUTUAL FUNDS
                        MULTIPLE CLASS DISTRIBUTION PLAN

Princor Financial Services Corporation ("The Distributor"), Princor Management Corporation ("Adviser") and each of the funds listed on Exhibit 1 (the "Fund or Funds") seek to allow each of the Funds to issue multiple separate classes of shares under this Multiple Class Distribution Plan (the "Plan") in reliance upon Rule 18f-3 of the Investment Company Act of 1940.

This Plan enables each Fund to offer certain investors the option of purchasing shares subject to: (i) a conventional front-end sales charge ("Class A shares") or (ii) a contingent deferred sales charge ("Class B shares"). The Plan also permits each Fund, except Princor Tax Exempt Cash Management Fund, Inc., to offer distributees of retirement plans administered by Principal Mutual Life Insurance Company, and other classes of customers identified from time-to-time by the Funds' management, a class of shares that is not subject to either a front-end or contingent deferred sales charge ("Class R shares"). Each Class represents an interest in the same portfolio of investments of a Fund.

SALES CHARGES

Class A shares

         Class A shares of the Money Market Funds are sold to the public at net asset value; no sales charge applies to purchases of the Money Market Funds. Class A shares of the Growth- Oriented and Income-Oriented Funds, except the Limited Term Bond Fund, are sold to the public at the net asset value plus a sales charge which ranges from a high 4.75% to a low of 0% of the offering price (equivalent to a range of 4.99% to 0% of the net amount invested) according to the schedule below. Class A shares of the Limited Term Bond Fund are sold to the public at the net asset value plus a sales charge which ranges from a high of 1.50% to a low of 0% of the offering price according to the schedule below. An investor who purchases $1 million or more of Class A shares does not pay a sales charge at the time of purchase. However, a redemption of such shares occurring within 18 months from the date of purchase will be subject to a contingent deferred sales charge ("CDSC") at the rate of .75% (.25% for the Limited Term Bond Fund) of the lesser of the value of the shares redeemed (exclusive of reinvested dividend and capital gain distributions) or the total cost of such shares. Shares subject to the CDSC which are exchanged into another Princor Fund will continue to be subject to the CDSC until the original 18 month period expires. However, no CDSC is payable with respect to the redemptions of Class A shares to fund a Princor 401(a) or Princor 401(k) retirement plan, except redemptions resulting from the termination of the plan or transfer of plan assets. Certain purchases of Class A shares qualify for reduced sales charges.

                                           Sales Charge for
                                           All Funds Except                Sales Charge for                 Dealer Allowance
                                        Limited Term Bond Fund          Limited Term Bond Fund              as % of Offering
                                        Sales Charge as % of:           Sales Charge as % of:         All Funds

                                         Offering      Amount          Offering          Amount     Except Limited      Limited Term
        Amount of Purchase                Price         Invested         Price          Invested    Term Bond Fund        Bond Fund
        ------------------                -----         --------         -----          --------    --------------        ---------
Less than $50,000                          4.75%          4.99%          1.50%            1.52%          4.00%              1.25%
$50,000 but less than $100,000             4.25%          4.44%          1.25%            1.27%          3.75%              1.00%
$100,000 but less than $250,000            3.75%          3.90%          1.00%            1.01%          3.25%              0.75%
$250,000 but less than $500,000            2.50%          2.56%          0.75%            0.76%          2.00%              0.50%
$500,000 but less than $1,000,000          1.50%          1.52%          0.50%            0.50%          1.25%              0.25%
$1,000,000 or more                   No Sales Charge      0.00%     No Sales Charge       0.00%          0.75%              0.25%

Class B shares

         Class B shares are sold without an initial sales charge, although a CDSC will be imposed on shares redeemed within six years of purchase. The following types of shares may be redeemed without charge at any time: (i) shares acquired by reinvestment of distributions and (ii) shares otherwise exempt from the CDSC, as described below. Subject to the foregoing exclusions, the amount of the charge is determined as a percentage of the lesser of the current market value or the cost of the shares being redeemed. Therefore, when a share is redeemed, any increase in its value above the initial purchase price is not subject to any CDSC. The amount of the CDSC will depend on the number of years shares have been owned and the dollar amount being redeemed, according to the following table:


====================================================================================================================================
                        Contingent Deferred Sales Charge
                               as a Percentage of
                         Dollar Amount Subject to Charge
====================================================================================================================================
                                                                                      ==============================================
                                                                                                For Certain Sponsored Plans
                                                                                                  Commenced After 2/1/1998
                                                                                      ==============================================
                                                                                      ------------------------ =====================
                                           All Funds                                         All Funds
       Years Since Purchase           Except Limited Term         Limited Term          Except Limited Term         Limited Term
             Payments Made                     Bond Fund             Bond Fund                  Bond Fund              Bond Fund
-----        --------------          --------  ----------    ----    ----------       --------  ----------     ----    ---------
2 years or less                               4.0%                     1.25%                   3.00%                     0.75%
more than 2 years, up to  4 years             3.0%                     0.75%                   2.00%                     0.50%
more than 4 years, up to  5 years             2.0%                     0.50%                   1.00%                     0.25%
more than 5 years, up to 6 years              1.0%                     0.25%                   None                      None
more than 6 years                             None                     None                    None                      None
==================================== ======================= ======================== ======================== =====================

         In determining whether a CDSC is payable on any redemption, the Fund will first redeem shares not subject to any charge, and then shares held longest during the six-year period. The CDSC will be waived on redemptions of Class B shares in connection with the following types of transactions:

     a.   Shares redeemed due to a shareholder's death;

     b. Shares redeemed due to the shareholder's disability, as defined in the Internal Revenue Code of 1986 (the "Code"), as amended;

     c. Shares redeemed from retirement plans to satisfy minimum distribution rules under the Code;

     d.   Shares redeemed to pay surrender charges;

     e.   Shares redeemed to pay retirement plan fees;

     f. Shares redeemed involuntarily from small balance accounts (values of less than $300);

     g. Shares redeemed through a systematic withdrawal plan that permits up to 10% of the value of a shareholder's Class B shares of a particular Fund on the last business day of December of each year to be withdrawn automatically in equal monthly installments throughout the year;

     h. Shares redeemed from a retirement plan to assure the plan complies with Sections 401(k), 401(m), 408(k) and 415 of the Code; or

     i.   Shares redeemed from  retirement  plans qualified under Section 401(a)
          of  the  Code  due  to  the  plan  participant's  death,   disability,
          retirement or separation from service after attaining age 55.

Class R shares

         Class R shares are purchased without an initial sales charge or a contingent deferred sales charge.

EXPENSE ALLOCATION

The Fund will pay to the distributor a distribution fee pursuant to the Fund's Rule 12b-1 distribution plan at an annual rate of (i) up to .25% (.15% for Princor Limited Term Bond Fund, Inc.) of the average daily net asset value of the Class A shares; (ii) up to 1.00% (.50% for Princor Limited Term Bond Fund, Inc.) of the average daily net asset value of the Class B shares; and (iii) up to .75% of the average daily net asset value of Class R shares. For accounting purposes, the classes of a Fund are identical except that the net asset value and expenses each class will reflect the Distribution Plan expenses (if any) and any Class Expenses, as defined below, attributable to the class. "Class Expenses" are limited to: (i) transfer agency fees, as identified by the Funds' transfer agent as being attributable to a specific class; (ii) blue sky registration fees incurred with respect to a class of shares; (iii) Commission registration fees incurred with respect to a class of shares; (iv) the expenses of administrative personnel and services as required to provide services to the shareholders of a specific class (depending on the type of service provided administrative expenses are allocated to specific classes based on the relative percentage of shareholder transactions and net asset values compared to the total of both share classes); (v) litigation or other legal expenses or audit or other accounting expenses relating solely to one class of shares (vi) Directors' fees incurred as a result of issues relating to one class of shares; and (vii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a given class.

Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be properly allocated to one class of shares will not be so allocated unless and until approved by the Funds' directors. Certain expenses may be allocated differently if their method of imposition changes; thus, if a Class Expense of a Fund can no longer be attributed to a class it will be allocated to the Fund as a whole.

The net asset value of all outstanding shares of each class is determined by dividing the ending total net assets applicable to a specific class by the number of shares outstanding relating to the class. Expenses are attributable to each class of shares depending on the nature of the expenditure and are accrued on a daily basis. These fall into two categories: (1) fund level expenses that are attributable to each class that are allocated based on net assets at the beginning of the day (i.e., legal, audit, etc.) and (2) certain class level expenses that may have a different cost for one class versus the other (i.e., 12b-1 fees). Because of the additional expenses that will be borne by the Class B shares and Class R shares, the net income attributable to and the dividends payable on Class B shares and Class R shares will be lower than the net income attributable to and the dividends payable on Class A shares.

CONVERSION FEATURES

Class A shares. Class A shares do not convert into any other class of shares at any time.

Class B shares. Class B shares will automatically convert to Class A shares, based on relative net asset value on the first business day of the 85th month (61st month for certain sponsored plans) after the purchase date. Class B shares acquired by exchange from Class B shares of another Princor fund will convert into Class A shares based on the time of the initial purchase. At the same time, a pro rata portion of all shares purchased through reinvestment of dividends and distributions would convert into Class A shares, with that portion determined by the ratio that the shareholder's Class B shares converting into Class A shares bears to the shareholder's total Class B shares that were not acquired through dividends and distributions. The conversion of Class B to Class A shares is subject to the continuing availability of a ruling from the Internal Revenue Service or an opinion of counsel that such conversions will not constitute taxable events for Federal tax purposes. There can be no assurance that such ruling or opinion will be available, and the conversion of Class B shares to Class A shares will not occur if such ruling or opinion is not available. In such event, Class B shares would continue to be subject to higher expenses than Class A shares for an indefinite period.

Class R shares. Class R shares will automatically convert to Class A shares, based on relative net asset value, on the first business day of the 49th month after the purchase date. Class R shares acquired by exchange from Class R shares of another Princor fund will convert into Class A shares based on the time of the initial purchase. At the same time, a pro rata portion of all shares purchased through reinvestment of dividends and distributions would convert into Class A shares, with that portion determined by the ratio that the shareholder's Class R shares converting into Class A shares bears to the shareholder's total Class R shares that were not acquired through dividends and distributions. The conversion of Class R shares to Class A shares is subject to the continuing availability of a ruling from the Internal Revenue Service or an opinion of counsel that such conversions will not constitute taxable events for Federal tax purposes. There can be no assurance that such ruling or opinion is not available. In such event, Class R shares would continue to be subject to higher expenses than Class A shares for an indefinite period.

EXCHANGE FEATURES

Class A shares. Class A shares of any Fund (except the Money Market Funds and the Short Term Bond Fund) may be exchanged at the net asset value for Class A shares of any other Princor Fund at any time.

Class A shares of the Limited Term Bond Fund may be exchanged at net asset value for Class A shares of any Fund at any time three months after the purchase of such shares.

The CDSC that might apply to certain Class A shares upon redemption will not apply if these shares are exchanged for shares of another Fund. However, for purposes of computing the CDSC on the shares acquired through this exchange, the length of time the acquired shares have been owned by a shareholder will be measured from the date the exchanged shares were purchased. The amount of the CDSC will be determined by reference to the CDSC table to which the exchanged shares were subject.

Class A shares of Princor Cash Management Fund or Princor Tax-Exempt Cash Management Fund acquired by direct purchase may not be exchanged for other Class A shares. However, Class A shares of these two Funds acquired by exchange of any other Princor Fund shares, or by conversion of Class B or Class R shares, and additional shares which have been purchased by reinvesting dividends earned on such shares, may be exchanged for other Class A shares without a sales charge. In addition, Class A shares of the Money Market Funds acquired by direct purchase or reinvestment of dividends on such shares may be exchanged for Class B shares of any Growth-Oriented or Income-Oriented Fund.

Class B shares. Class B shares for all Funds may be exchanged at net asset value at any time for Class B shares of any Fund.

The CDSC that might apply to Class B shares upon redemption will not apply if these shares are exchanged for shares of another Fund. However, for purposes of computing the CDSC on the shares acquired through this exchange, the length of time the acquired shares have been owned by a shareholder will be measured from the date the exchanged shares were purchased. The amount of the CDSC will be determined by reference to the CDSC table to which the exchanged shares were subject.

Class R shares. Class R shares for all Funds may be exchanged at net asset value at any time for Class R shares of any Fund. For purposes of computing the length of time Class R shares acquired by the exchange are held prior to conversion to Class A shares, the length of time the acquired shares have been owned by a shareholder will be measured from the date the exchanged shares were purchased.


                                   Exhibit 1


Principal Balanced Fund, Inc.
Principal Blue Chip Fund, Inc.
Principal Bond Fund, Inc.
Principal Capital Value Fund, Inc.
Principal Cash Management Fund, Inc.
Principal Government Securities Income Fund, Inc.
Principal Growth Fund, Inc.
Principal High Yield Fund, Inc.
Principal International Fund, Inc.
Principal International Emerging Markets Fund, Inc.
Principal International SmallCap Fund, Inc.
Principal Limited Term Bond Fund, Inc.
Principal MidCap Fund, Inc.
Principal Real Estate Fund, Inc.
Principal SmallCap Fund, Inc.
Principal Tax-Exempt Bond Fund, Inc.
Principal Tax-Exempt Cash Management Fund, Inc.
Principal Utilities Fund, Inc.



                      PRINCIPAL TAX-EXEMPT BOND FUND, INC.
                     DISTRIBUTION AND SHAREHOLDER SERVICING
                               PLAN AND AGREEMENT
                                 CLASS R SHARES


      PLAN AND AGREEMENT made as of the 12th day of December, 1995 and amended as of March 9, 1998, by and between PRINCIPAL TAX-EXEMPT BOND FUND, INC., a Maryland corporation (the "Fund"), and PRINCOR FINANCIAL SERVICES CORPORATION, an Iowa corporation (the "Underwriter").

      WHEREAS, Rule 12b-1 under the Investment Company Act of 1940 (the "Act"), provides that a registered open-end management investment company may participate in financing the distribution of securities of which it is the issuer; and

      WHEREAS, any payments made by the Fund in accordance with Rule 12b-1 must be made pursuant to a written plan describing all material aspects of the proposed financing of distribution; and

      WHEREAS, the Underwriter acts as the underwriter for the Fund; and various broker-dealers (the "Dealers"), including the Underwriter, sell shares of the Fund and provide services to existing shareholders; and

      WHEREAS, the Board of Directors of the Fund has determined that the Fund should make direct payments to the Underwriter for transmission to Dealers (including the Underwriter) in connection with selling Class R shares of the Fund and the rendering of services to Class R shareholders and that such payment should be separate from the investment advisory and management fee paid to Princor Management Corporation; and

      WHEREAS, the Board of Directors of the Fund has determined that there is a reasonable likelihood that the adoption of the Plan will benefit the Fund and its Class R shareholders;

      NOW, THEREFORE, the following shall constitute the written Plan pursuant to which the Fund shall participate in financing the distribution of its Class R shares.

      Section 1. The Fund is hereby authorized to make payments to the Underwriter from that portion of its assets attributable to its Class R shares for the purpose of reimbursing the Underwriter for expenses it incurs in connection with sales of the Class R shares and to compensate the Underwriter and other selling Dealers for (i) providing shareholder services to existing Class R shareholders, including without limitation, furnishing information as to the status of shareholder accounts, requests, responding to telephone and written inquiries, and assisting shareholders with tax information and (ii) rendering assistance in the distribution and promotion of the sale of Class R shares to the public.

      In consideration of the activities described above, the Fund shall pay the Underwriter a fee after the end of each month at the annual rate of 0.75% of the daily net asset value of the Fund's Class R shares. The Underwriter shall (A) retain such amounts as are appropriate to (i) reimburse the Underwriter for expenses it incurs in connection with sales of Class R shares, and (ii) compensate the Underwriter for providing services and rendering assistance in the distribution and promotion of the sale of Class R shares to the public, and
(B) remit such amounts as are appropriate to other Dealers in recognition of their services and assistance as described above in the first paragraph of this
Section 1; provided however, the Underwriter shall not retain for itself or remit to selling Dealers in recognition of the services provided to shareholders an amount in excess of 0.25% annually of the daily net asset value of the Fund's Class R shares. If the aggregate payments received by the Underwriter under this Plan in any fiscal year exceed the expenditures made by the Underwriter in such fiscal year for these purposes, the Underwriter shall promptly reimburse the Fund for the amount of such excess.

      Section 2. This Plan shall not take effect until it has been approved (1) by a vote of at least a majority (as defined in the Act) of the outstanding Class R shares of the Fund and (2) by votes of the majority of both (i) the Board of Directors of the Fund, and (ii) those Directors of the Fund who, except for their positions as Directors of the Fund, are not "interested persons" (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to this Plan (the "Disinterested Directors"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements.

      Section 3. Unless sooner terminated pursuant to Section 5, this Plan shall continue in effect for a period of twelve months from the date it takes effect and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 2(2).

      Section 4. A representative of the Underwriter shall provide to the Board and the Board shall review at least quarterly a written report of the amounts so expended and the purposes for which such expenditures were made.

      Section 5. This Plan may be terminated at any time by vote of a majority of the Disinterested Directors, or by vote of a majority (as defined in the Act) of the Fund's outstanding Class R shares.

      Section 6. Any agreement of the Fund related to this Plan shall be in writing and shall provide:

      A. That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the members of the Board of Directors of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan or by a vote of a majority (as defined in the Investment Company Act of 1940) of the Fund's outstanding Class R shares on not more than sixty days' written notice to any other party to the agreement; and

      B. That such agreement shall terminate automatically in the event of its assignment.

      Section 7. While the Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Directors who are not interested persons.

      Section 8. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 4, for a period of not less than six years from the date of the Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

      Section 9. This Plan may not be amended to increase materially the amount of distribution expenses provided for in Section 1 hereof unless such amendment is approved in the manner provided for initial approval in Section 2 hereof and no other material amendment to this Plan shall be made unless approved in the manner provided for initial approval in Section 2(2) hereof.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Plan as of the first date written above.

                                PRINCIPAL TAX-EXEMPT BOND FUND, INC.


                                By:        /s/ A. S. Filean
                                    A. S. Filean, Vice President


                                PRINCOR FINANCIAL SERVICES CORPORATION


                                By:         /s/ S. L. Jones
                                    S. L. Jones, President